Exhibit 99.1

BayHill Capital Corporation Announces Plans to Acquire an Agricultural Farm Project in Ghana, West Africa

Lehi, Utah, January 24, 2012—BayHill Capital Corporation (OTC Bulletin Board: BYHL), announced today their plans to acquire Canola Property Ghana Limited (CPGL) in a reverse merger transaction. CPGL is a private company incorporated in the Republic of Ghana West Africa to lease land and develop agricultural operations.

The share for share exchange will be treated as a reverse merger. Closing of the reverse merger is subject to certain and customary conditions, including the adoption of the merger agreement by both companies and the completion of the private placement of at least $600,000 of BayHill common stock under a planned private placement by BayHill. If consummated, the transaction will result in a change in control of BayHill. The parties may terminate the merger agreement if the merger is not completed by February 29, 2012. In connection with the change of control it is expected that there will also be a change to the board of directors and management of BayHill.

After giving effect to the terms of the merger agreement and immediately following the effective time of the merger, and after giving effect to the issuance of BayHill shares in the planned private placement (assuming the maximum $1,000,000 raise), BayHill expects that it will have issued and outstanding 18,154,841 shares of common stock. Approximately 11,215,000 shares, or 62% will be held by former CPGL stockholders and approximately 12,700,000 shares, or 70%, will be held by former CPGL stockholders, management, directors, and affiliates of BayHill as then configured. The Company expects that shareholders will approve an addition of 3,000,000 shares under the Company’s existing Employee Stock Option Plan (the “Plan”) which now contains only 300,000 shares authorized, none of which have been granted. The Plan numbers have not been included in the above computations and will only be added upon approval of the shareholders.

After completion of the merger, it is anticipated that the Company will require additional capital to complete production and processing facilities and acquire additional rolling stock and farm equipment as it expands its operations.

CPGL and BayHill have agreed to enter into lock-up and leak-out agreements, which will include registration rights, with prior owners of CPGL and certain individuals who are expected to serve as an officer or director of BayHill following the effective time of the merger. The number of shares subject to such agreements is approximately 12,200,000.

Upon completion of the merger, John M. Knab and John D. Thomas will resign as directors of BayHill, the size of the board of directors will be set at five and will consist of James U. Jensen, and Robert K. Bench, both current BayHill directors, Peter Brincker Moeller and Rene Dyhring Mikkelsen, both associates of CPGL, and one additional board member to be appointed at a later date. Upon completion of the merger, BayHill’s management team will consist of Mr. Moeller (Chief Executive Officer), Mr. Bench (Chief Financial Officer), and Mr. Lars Bollerup (Chief Operating Officer). Mr. Torben Soerensen, the CEO of Global Green Capacity Limited (“GGCL”), Mr. David Asiedu, an attorney with the Ghanaian law firm of Oxford and Beaumont, and Mr. Bollerup are presently the directors or CPGL and will continue in those positions for now. GGCL presently holds a majority equity interest in CPGL.

It is expected that the name of the company will be changed to Agricon Global Corporation and that trading will continue over the counter under a new trading symbol.

About BayHill Capital Corporation

BayHill is a smaller reporting public company, and is considered a “shell company” for SEC reporting purposes. BayHill has been actively seeking to merge with or acquire one or more private companies to create a foundation to grow and expand. In preparation for a merger or acquisition with an active operating company, BayHill sold its wholly owned subsidiary, Commission River Corporation on August 31, 2010, which was actively engaged in performance based internet marketing. BayHill reported in its most recently filed Form 10-Q (for the quarter ended December 31, 2011) that it had terminated its exclusive agreement with a previous merger candidate, Proteus Energy Corporation.

About CPGL

CPGL, a registered Ghana company, is based in Ghana West Africa and has negotiated a 50 year agricultural lease of 8,000 hectares (approximately 20,000 acres) of prime farm land, which they intend to cultivate primarily canola together with rotational crops of sunflower, maize and soya to produce low cholesterol cooking oil with byproducts like protein pellets for animal and fish feed and bio pellets for district heating and electricity generation. CPGL plans to acquire additional properties to increase its agricultural position in the future.

PacificWave Partners is acting as financial advisor to BayHill.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed merger, and all other statements in this press release other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transactions described herein; approval of the merger by stockholders; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in BayHill’s reports filed with the SEC, including its Annual Report on Form 10–K for the year ended June 30, 2011. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Source:	BayHill Capital Corporation
	Contact:	Robyn Farnsworth
801-592-3000
robyn@bayhillcapital.com
bbench@bayhillcapital.com